N / E / W / S     R / E / L / E / A / S / E

May 1, 2017

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

FIRST MERCHANTS CORPORATION RAISES ITS QUARTER CASH DIVIDEND 20% TO $0.18 PER SHARE

First Merchants Corporation (Nasdaq : FRME), parent company of First Merchants Bank, with offices in Indiana, Ohio, and Illinois, today announced that its Board of Directors has increased the Corporation's quarterly cash dividend $0.03, or 20%, to $0.18 per common share.  The new rate will go into effect with the next payment on June 16, 2017, to stockholders of record as of June 2, 2017.  This represents the second increase in the Corporation's dividend over the past year.

Michael C. Rechin, President and Chief Executive Officer, said, "We are excited that our high level of reported financial results allows us to return more capital to our shareholders. Our strong loan and deposit growth, along with efficiency improvements, continues to position First Merchants to steadily increase its dividend. We are optimistic about our future and our 2017 plan which includes building our franchise. Our Board and Management Team are committed to delivering meaningful total shareholder return performance, both in the form of dividends and stock price appreciation.”

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, which also operates as Lafayette Bank & Trust, and First Merchants Private Wealth Advisors which operates as a division of First Merchants Bank.

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

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